Exhibit 99.1

FOR IMMEDIATE RELEASE:	Stanley Furniture Company, Inc.
December 8, 2017	Investor Contact: Anita W. Wimmer
(336) 884-7698

STANLEY ANNOUNCES CEO TRANSITION, ELECTION OF THREE VICE PRESIDENTS FOR SALES AND DIRECTOR RESIGNATIONS

High Point, North Carolina, December 8, 2017/Globe Newswire/ – Stanley Furniture Company, Inc. (Nasdaq-NGS: STLY) announced today that Glenn Prillaman, President and Chief Executive Officer, has resigned pursuant to a separation agreement entered into between the Company and Mr. Prillaman in connection with the previously announced proposed sale of substantially all the Company’s assets.  Matthew W. Smith has been elected Interim Chief Executive Officer.  Mr. Smith is a managing director with The Finley Group, Inc., an advisory firm providing various services to corporations including interim management support.  The Company’s Board of Directors engaged the Finley Group in October 2017 to assist with a potential sale transaction and with working capital management.

The Company also announced that three sales representatives have been elected as Vice Presidents of the Company.   Josh Carter has been promoted to Vice President of Sales – Brick & Mortar, John Pigg has been promoted to Vice President of Sales – Interior Design, and Landon Smith has been promoted to Vice President of Sales – E-Commerce.

The Company also announced that Michael P. Haley and Justyn R. Putnam have informed the Company that they plan to resign as directors.  Mr. Putnam’s resignation as a director is pursuant to the terms of a share purchase agreement under which the Talanta Fund, L.P. will sell its 740,896 shares of Stanley common stock to the Hale Partnership Fund, L.P.  Mr. Putnam serves as investment manager of the general partner of the Talanta Fund, L.P. Steven A. Hale II is the sole manager of the investment manager for the Hale Partnership Fund, L.P. Mr. Putnam’s resignation will be effective upon the closing of the share purchase.  Mr. Haley’s resignation will be effective concurrently with Mr. Putnam’s resignation.

Steven A. Hale II, Chairman of the Board, stated “On behalf of the Board, I want to thank Glenn and Mike for their many contributions to Stanley over their long tenure with the Company. We are pleased to have Matt Smith serve as Interim Chief Executive Officer as we move forward with the previously announced proposed sale of substantially all the Company’s assets.”

About the Company

Established in 1924, Stanley Furniture Company, Inc. is a leading design, marketing and overseas sourcing resource in the upscale segment of the wood residential market. The Company offers a diversified product line supported by an overseas sourcing model and markets its brands through the wholesale trade’s network of brick-and-mortar furniture retailers, online retailers and interior designers worldwide, as well as through direct sales to the consumer online.  The Company’s common stock is traded on the NASDAQ stock market under the symbol STLY.

Forward-Looking Statements

Certain statements made in this news release are not based on historical facts, but are forward-looking statements. These statements can be identified by the use of forward-looking terminology such as “believes,” “estimates,” “expects,” “may,” “will,” “should,” “could,” or “anticipates,” or the negative thereof or other variations thereon or comparable terminology. These statements reflect our reasonable judgment with respect to future events and are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those in the forward-looking statements. Such risks and uncertainties include the occurrence of any event, change or other circumstance that could give rise to the termination of the asset purchase agreement, an inability to complete the proposed transaction due to a failure to obtain the approval of the Company’s stockholders or a failure by Buyer to obtain sufficient financing to fund the cash consideration, the occurrence of events that negatively impact the Company’s liquidity in such a way as to limit or eliminate the Company’s ability to use proceeds from the transaction to fund a repurchase program or pay a special dividend, or an inability on the part of the Company to identify a suitable business to acquire or develop with the proceeds of the transaction, as well as the other risks and uncertainties identified in filings by the Company with the Securities and Exchange Commission (“SEC”), including its periodic reports on Form 10-K and Form 10-Q. Any forward-looking statement speaks only as of the date of this news release and the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

Additional Information and Where to Find It

In connection with the proposed sale of substantially all of the Company’s assets, the Company intends to file with the SEC and furnish to the Company’s stockholders a proxy statement, in both preliminary and definitive form, and other relevant documents pertaining to the proposed transaction. Stockholders of the Company are urged to read the definitive proxy statement and other relevant documents carefully and in their entirety when they become available because they will contain important information about the proposed transaction. Stockholders of the Company may obtain the proxy statement and other relevant materials (once they are available) free of charge at the SEC’s website at www.sec.gov or by directing a request to Stanley Furniture Company, Inc., 200 North Hamilton Street, No. 200, High Point, North Carolina 27260, Attn: Anita W. Wimmer.

Participants in the Solicitation

The directors, executive officers and certain other members of management and employees of the Company may be deemed “participants” in the solicitation of proxies from stockholders of the Company in favor of the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the stockholders of the Company in connection with the proposed transaction will be set forth in the proxy statement and the other relevant documents to be filed by the Company with the SEC. You can find information about the Company’s executive officers and directors in its Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as amended, and in its definitive proxy statement filed with the SEC on Schedule 14A on April 13, 2017.